Exhibit 4.2

AMENDED AND RESTATED WARRANT AGREEMENT

This AMENDED AND RESTATED WARRANT AGREEMENT (this “Agreement”), dated as of June 5, 2026, is by and between Factorial Energy Inc. a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, with offices at 1 State St., 30th Floor, New York, New York 10004, as warrant agent (in such capacity, the “Warrant Agent,” and also referred to herein as the “Transfer Agent”).

WHEREAS, the Company (then known as Cartesian Growth Corporation III, a Cayman Islands exempted company (“Cartesian”)) previously entered into that certain Warrant Agreement, dated May 1, 2025 (the “Original Agreement”), with the Warrant Agent; and

WHEREAS, pursuant to the Business Combination Agreement, dated as of December 17, 2025 (as amended, the “Business Combination Agreement”), by and among Cartesian, Fenway MS, Inc., a Delaware corporation, and Factorial Inc., a Delaware corporation, the parties thereto consummated a business combination (the “Business Combination”), which included the domestication of Cartesian in Delaware as “Factorial Energy Inc.” (the “Domestication”), in accordance with the terms and conditions of the Business Combination Agreement and applicable law; and

WHEREAS, as of immediately prior to the Domestication, Cartesian had outstanding: (i) certain redeemable warrants (the “Public Warrants”) to purchase Class A ordinary shares, par value $0.0001 per share, of Cartesian (the “Class A Ordinary Shares”) that were registered pursuant to Cartesian’s initial public offering registration statement and offered by Cartesian in its initial public offering (the “Public Offering”) of units of Cartesian’s equity securities (the “Units”), each such Unit comprised of one Class A Ordinary Share and one-half of Public Warrant, and (ii) an aggregate of 6,800,000 warrants to purchase Class A Ordinary Shares that were issued in a private placement concurrently with the Public Offering, of which (a) 4,400,000 Private Placement Warrants were issued to CGC III Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor” and the “Sponsor Private Placement Warrants,” respectively) and (b) 2,400,000 Private Placement Warrants were issued to Cantor Fitzgerald & Co., the representative of the underwriters in the Public Offering (the “Representative,” the “Representative Private Placement Warrants” and, together with the Sponsor Private Placement Warrants, the “Private Placement Warrants,” respectively), in each case at a price of $1.00 per warrant; and

WHEREAS, in order to finance the Company’s transaction costs in connection with engaging in a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”), the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as the Company may require, of which up to $1,500,000 of such loans may be convertible into up to an additional 1,500,000 warrants at a price of $1.00 per warrant (the “Working Capital Warrants” and, together with the Public Warrants and the Private Placement Warrants, the “Warrants”). The Working Capital Warrants shall be identical to the Private Placement Warrants and, for purposes of this Agreement, all terms herein applicable to Private Placement Warrants shall be equally applicable to the Working Capital Warrants; and

WHEREAS, the Warrants will automatically be converted by operation of law into warrants to acquire shares of Series A common stock of the Company, par value $0.00001 per share (“Series A Share”), and, as a result of such conversion, the Private Placement Warrants and the Working Capital Warrants bear the legend set forth in Exhibit B hereto; and

WHEREAS, at a moment in time after the effectiveness of the Domestication and before the closing of the Business Combination, each outstanding Unit separated into its component common stock and warrant; and

WHEREAS, each Warrant entitles the holder thereof to purchase one Series A Share at a price of $11.50 per share, subject to adjustment as described herein, with only whole Warrants being exercisable and holders of the Public Warrants not being able to exercise any fraction of a Warrant; and

WHEREAS, the Company has filed with the U.S. Securities and Exchange Commission (the “Commission”) a registration statement on Form S-4 (File No. 333-294663) and a proxy statement/prospectus (as amended from time to time, the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Warrants and the Series A Shares issuable upon exercise of the Warrants; and

WHEREAS, in connection with the Business Combination, the Company and the Warrant Agent desire to amend and restate the Original Agreement; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.            Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.            Warrants.

2.1          Form of Warrant. Each Warrant shall be issued in registered form only, and, if a physical certificate is issued, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein, and shall be signed by, or bear the facsimile signature of, the Chairman of the board of directors of the Company (the “Board”) or the Chief Executive Officer and the Chief Financial Officer, Secretary or other principal officer of the Company, and shall bear a facsimile of the Company’s seal, if any. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance. All of the Public Warrants shall initially be represented by one or more book-entry certificates deposited with The Depository Trust Company (the “Depository”) and registered in the name of Cede & Co., a nominee of the Depository (each a “Book-Entry Warrant Certificate”).

2.2            Uncertificated Warrants. Notwithstanding anything herein to the contrary, any Warrant may be issued in uncertificated or book-entry form through the Warrant Agent and/or the facilities of the Depository or other book-entry Depository system, in each case as determined by the Board or by an authorized committee thereof. Any Warrant so issued shall have the same terms, force and effect as a certificated Warrant that has been duly countersigned by the Warrant Agent in accordance with the terms of this Agreement.

2.3            Effect of Countersignature. If a physical Warrant certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, such Warrant certificate shall be invalid and of no effect and any Warrant evidenced by such Warrant certificate may not be exercised by the holder thereof.

2.4           Registration.

2.4.1            Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. Ownership of beneficial interests in the Public Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) the Depository or its nominee for each Book-Entry Warrant Certificate, or (ii) institutions that have accounts with the Depository (each such institution, with respect to a Warrant in its account, a “Participant”).

If the Depository subsequently ceases to make its book-entry settlement system available for the Public Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Public Warrants are not eligible for, or it is no longer necessary to have the Public Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depository to deliver to the Warrant Agent for cancellation each book-entry Public Warrant, and the Company shall instruct the Warrant Agent to deliver to the Depository definitive certificates in physical form evidencing such Warrants (“Definitive Warrant Certificates”) which shall be in the form annexed hereto as Exhibit A.

2.4.2            Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered in the Warrant Register (“registered holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant certificate (if any) made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.5            [Reserved].

2.6            Private Placement Warrants. The Private Placement Warrants shall be identical to the Public Warrants, except that so long as the Private Placement Warrants are held by the initial purchasers or their permitted transferees (as defined below), the Private Placement Warrants: (i) may be exercised for cash or on a “cashless basis,” pursuant to subsection 3.3.1(c) hereof; (ii) except as provided in this Section 2.6, including any Series A Shares issuable upon exercise of the Private Placement Warrants, may not be transferred, assigned or sold until 30 days after the date of this Agreement (subject to any additional restrictions under the Company’s Bylaws (the “Bylaws”), dated as of the date hereof, by and among the Company and the other parties thereto (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof)); (iii) will be entitled to registration rights; (iv) with respect to the Representative Private Placement Warrants, will not be exercisable more than five years from the commencement of sales in the Public Offering in accordance with FINRA Rule 5110(g)(8); and (v) shall not be redeemable by the Company pursuant to Section 6.1 hereof; provided, however, that in the case of (ii), the Private Placement Warrants and any Series A Shares issued upon exercise of the Private Placement Warrants may be transferred by the holders thereof:

(a)            to the Company’s or the Representative’s officers, directors, advisors or consultants, any affiliate or family member of any of the Company’s or the Representative’s officers, directors, advisors or consultants, any members or partners of the Sponsor or CGC III Sponsor DirectorCo LLC (“DirectorCo”) or their affiliates and funds and accounts advised by such members or partners, any affiliates of the Sponsor or DirectorCo, or any employees of such affiliates;

(b)            in the case of an individual, as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization;

(c)            in the case of an individual, by virtue of laws of descent and distribution upon death of such person;

(d)            in the case of an individual, pursuant to a qualified domestic relations order;

(e)            [Reserved];

(f)            [Reserved];

(g)            by virtue of the laws of the Delaware or the Sponsor’s or DirectorCo’s limited liability company agreement upon dissolution of the Sponsor or DirectorCo or upon dissolution of the Representative;

(h)            to a nominee or custodian of a person or entity to whom a transfer would be permissible under clauses (a) through (g);

(i)             [Reserved];

(j)             [Reserved]; or

(k)            in the event of the Company’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their Series A Shares for cash, securities or other property;

provided, however, that in the case of clauses (a) through (d), these permitted transferees (the “permitted transferees”) must enter into a written agreement with the Company agreeing to be bound by these transfer restrictions and the transfer restrictions in the Bylaws.

2.7            [Reserved].

3.              Terms and Exercise of Warrants.

3.1            Warrant Price. Each Warrant shall entitle the registered holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of Series A Shares stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement refers to the price per share (including in cash or by payment of Warrants pursuant to a “cashless exercise,” to the extent permitted hereunder) described in the prior sentence at which Series A Shares may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than 20 Business Days (unless otherwise required by the SEC, any national securities exchange on which the Warrants are listed or applicable law); provided, however, that the Company shall provide at least three days’ prior written notice of such reduction to registered holders of the Warrants; provided, further, that any such reduction shall be identical among all of the Warrants. For purposes of this Agreement, “Business Day” shall mean a day, other than a Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business.

3.2            Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) (i) commencing on the date that is 30 days after the date of this Agreement, and (ii) terminating at the earliest to occur of (a) 5:00 p.m., New York City time on the date that is five years after the date of this Agreement, (b) the liquidation of the Company in accordance with the Company’s organizational documents, as amended from time to time, and (c) other than with respect to the Private Placement Warrants then held by the initial purchasers or their permitted transferees, 5:00 p.m., New York City time on the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement or a valid exemption therefrom being available. Except with respect to the right to receive the Redemption Price (as defined below) (other than with respect to Private Placement Warrants then held by the initial purchasers or their permitted transferees) in the event of a redemption (as set forth in Section 6 hereof), each Warrant (other than a Private Placement Warrant then held by the initial purchasers or their permitted transferees in the event of a redemption) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided that the Company shall provide at least 20 days prior written notice of any such extension to registered holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.

3.3            Exercise of Warrants.

3.3.1            Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the registered holder thereof by delivering to the Warrant Agent at its corporate trust department (i) the Definitive Warrant Certificate evidencing the Warrants to be exercised, or, in the case of a Warrant represented by a book-entry, the Warrants to be exercised (the “Book-Entry Warrants”) on the records of the Depository to an account of the Warrant Agent at the Depository designated for such purposes in writing by the Warrant Agent to the Depository from time to time, (ii) an election to purchase (“Election to Purchase”) Series A Shares pursuant to the exercise of a Warrant, properly completed and executed by the registered holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant, properly delivered by the Participant in accordance with the Depository’s procedures, and (iii) the payment in full of the Warrant Price for each Series A Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Series A Shares and the issuance of such Series A Shares, as follows:

(a)               in lawful money of the United States, in good bank draft or good certified check payable to the order of the Warrant Agent, or by wire transfer of immediately available funds payable to the Warrant Agent; or

(b)               in the event of a redemption pursuant to Section 6 in which the Board has elected to require all holders of the Warrants to exercise such Warrants on a “cashless basis,” by surrendering the Warrants for that number of Series A Shares equal to the quotient obtained by dividing (x) the product of the number of Series A Shares underlying the Warrants, multiplied by the excess of the “Fair Market Value” (as defined in this subsection 3.3.1(b)) over the Warrant Price by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(b) and Section 6.3, the “Fair Market Value” shall mean the average last reported sale price of the Series A Shares for the ten trading days ending on the third trading day prior to the date on which notice of redemption is sent to the holders of the Warrants, pursuant to Section 6; or

(c)               on a cashless basis, as provided in Section 7.4.

3.3.2            Issuance of Series A Shares on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the registered holder of such Warrant a book-entry position or certificate, as applicable, for the number of Series A Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any Series A Shares pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Series A Shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under Section 7.4 or a valid exemption from registration is available. No Warrant shall be exercisable and the Company shall not be obligated to issue Series A Shares upon exercise of a Warrant unless the Series A Shares issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant. In no event will the Company be required to net cash settle the Warrant exercise. Subject to Section 4.8, a registered holder of Warrants may exercise its Warrants only for a whole number of Series A Shares. The Company may require holders of Public Warrants to settle the Warrant on a “cashless basis” pursuant to Section 7.4. If, by reason of any exercise of Warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a Series A Share, the Company shall round down to the nearest whole number the number of Series A Shares to be issued to such holder.

3.3.3            Valid Issuance. All Series A Shares issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.4            Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for Series A Shares is issued shall for all purposes be deemed to have become the holder of record of such Series A Shares on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when share transfer books of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.

3.3.5            Maximum Percentage. A holder of Warrants may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5. No holder of Warrants shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise this Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates) or any “group” of which the holder or its affiliate is a member, to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) (the “Maximum Percentage”) of the Series A Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Series A Shares beneficially owned by such person and its affiliates, or any group of which such person and its affiliates is a member, shall include the number of Series A Shares issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude Series A Shares which would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates, or any group of which such person and its affiliates is a member, and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates, or any group of which such person and its affiliates is a member (including, without limitation, any convertible notes or convertible preferred shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable regulations of the SEC. For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the SEC, and the percentage held by the holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. To the extent that a holder makes the election described in this subsection 3.3.5, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant unless it provides to the Warrant Agent in its Election to Purchase a certification that, upon giving effect to such exercise, such person (together with such person’s affiliates) or any “group” of which such holder or its affiliates is a member, would not beneficially own in excess of the Maximum Percentage of the Series A Shares outstanding immediately after giving effect to such exercise as determined in accordance with this subsection 3.3.5. For purposes of the Warrant, in determining the number of outstanding Series A Shares, the holder may rely on the number of outstanding Series A Shares as reflected in (i) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC as the case may be, (ii) a more recent public announcement by the Company or (iii) any other notice by the Company or the Transfer Agent setting forth the number of Series A Shares outstanding. For any reason at any time, upon the written request of the holder, the Company shall, within two Business Days, confirm orally and in writing to such holder the number of Series A Shares then outstanding. In any case, the number of outstanding Series A Shares shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding Series A Shares was reported. By written notice to the Company, the holder may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided that any such increase will not be effective until the 61st day after such notice is delivered to the Company.

4.              Adjustments.

4.1            Share Capitalizations. If after the date hereof, and subject to the provisions of Section 4.8, the number of outstanding Series A Shares is increased by a share capitalization payable in Series A Shares, or by a sub-division of the Series A Shares, or other similar event, then, on the effective date of such capitalization, sub-division or similar event, the number of Series A Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding Series A Shares. A rights offering made to all or substantially all holders of the Series A Shares entitling holders to purchase Series A Shares at a price less than the “Historical Fair Market Value” (as defined below) shall be deemed a share capitalization of a number of Series A Shares equal to the product of (i) the number of Series A Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Series A Shares) and (ii) one (1) minus the quotient of (a) the price per Series A Share paid in such rights offering divided by (b) the Historical Fair Market Value. For purposes of this Section 4.1, (i) if the rights offering is for securities convertible into or exercisable for the Series A Shares, in determining the price payable for the Series A Shares, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Historical Fair Market Value” means the volume weighted average price of the Series A Shares as reported during the ten trading day period ending on the trading day prior to the first date on which the Series A Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. No Series A Shares shall be issued at less than their par value.

4.2            Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.8, the number of outstanding Series A Shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of the Series A Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of Series A Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding Series A Shares.

4.3            Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, pays a dividend or makes a distribution or other payment in cash, securities or other assets to all or substantially all of the holders of the Series A Shares on account of such Series A Shares (or other shares of the Company’s share capital into which the Warrants are convertible), other than (i) as described in Section 4.1, (ii) Ordinary Cash Dividends (as defined below), (iii) to satisfy the redemption rights of the holders of the Series A Shares, or (iv) in connection with the distribution of the Company’s assets upon its liquidation (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each Series A Shares in respect of such Extraordinary Dividend.

For purposes of this Section 4.3, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis with the per share amounts of all other cash dividends and cash distributions paid on the Series A Shares during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of Series A Shares issuable on exercise of each Warrant) does not exceed $0.50.

4.4            Adjustments in Warrant Price. Whenever the number of Series A Shares purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 4.1 through 4.3, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (i) the numerator of which shall be the number of Series A Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (ii) the denominator of which shall be the number of Series A Shares so purchasable immediately thereafter.

4.5            [Reserved.]

4.6            Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Series A Shares (other than a change covered by Sections 4.1, 4.2 or 4.3 or that solely affects the par value of such Series A Shares), or in the case of any merger or consolidation of the Company with or into another entity or conversion of the Company as another entity (other than a consolidation or merger in which the Company is the continuing corporation and is not a subsidiary of another entity whose stockholders did not own all or substantially all of the Series A Shares of the Company in substantially the same proportions immediately before such transaction and that does not result in any reclassification or reorganization of the outstanding Series A Shares), or in the case of any sale or conveyance to another entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Series A Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the Series A Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Series A Shares in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Series A Shares (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Company’s organizational documents or as a result of the redemption of Series A Shares by the Company if a proposed initial Business Combination is presented to the stockholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 65% of the voting power of the Company’s outstanding equity securities (including with respect to the election of directors), the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the weighted average of the amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and participated in such tender or exchange offer on a pro rata basis with all other holders of Series A Shares, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in Section 4; provided, further, that if less than 70% of the consideration receivable by the holders of the Series A Shares in the applicable event is payable in the form of securities in the successor entity that is listed for trading on a national securities exchange or quoted in an established over-the-counter market, or are to be so listed for trading or quoted immediately following such event, and if the registered holder properly exercises the Warrant within 30 days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the SEC, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference (but in no event less than zero) of (i) the Warrant Price in effect prior to such reduction minus (ii) (a) the Per Share Consideration (as defined below) (but in no event less than zero) minus (b) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes model as calculated by an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Board, qualified to make such calculation. “Per Share Consideration” means (i) if the consideration paid to holders of the Series A Shares consists exclusively of cash, the amount of such cash per Series A Share, and (ii) in all other cases, the volume weighted average price of the Series A Shares as reported during the ten trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in Series A Shares covered by Section 4.1, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.4 and this Section 4.6. The provisions of this Section 4.6 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of such Warrant.

4.7            Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3, 4.4 or 4.6, then, in any such event, the Company shall give written notice of the occurrence of such event to each Warrant holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.8            No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of the Series A Shares to be issued to that Warrant holder.

4.9            Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.10         Other Events. In case any event shall occur affecting the Company as to which none of the preceding provisions of Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of Section 4 and, if such firm determines that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion. For the avoidance of doubt, all adjustments made pursuant to this Section 4.10 shall be made equally to all outstanding Warrants.

4.11          [Reserved].

5.              Transfer and Exchange of Warrants.

5.1            Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, in the case of a certificated Warrant, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. In the case of certificated Warrants, the Warrant so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2            Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that except as otherwise provided herein or with respect to any Book-Entry Warrant Certificate or Definitive Warrant Certificate, each Book-Entry Warrant Certificate and Definitive Warrant Certificate may be transferred only in whole and only to the Depository, to another nominee of the Depository, to a successor depository, or to a nominee of a successor depository; provided further, however that in the event that a Warrant surrendered for transfer bears a restrictive legend (as in the case of the Private Placement Warrants), the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3            Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate or book-entry position for a fraction of a warrant.

5.4            Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5            Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

5.6            [Reserved].

6.              Redemption.

6.1            Redemption of Warrants for Cash. All, but not less than all, of the outstanding Warrants may be redeemed (in whole and not in part), at the option of the Company, at any time during the Exercise Period, at the office of the Warrant Agent, upon notice to the registered holders of the Warrants, as described in Section 6.2, at a Redemption Price of $0.01 per Warrant, provided that (a) the Reference Value (as defined below) equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4) and (b) there is an effective registration statement covering the issuance of the Series A Shares issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the Measurement Period and the 30-day Redemption Period (each as defined in Section 6.2).

6.2            Date Fixed for, and Notice of, Redemption; Redemption Price; Reference Value. In the event that the Company elects to redeem the Warrants pursuant to Section 6.1, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the Redemption Date (the “30-day Redemption Period”) to the registered holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. As used in this Agreement, (a) “Redemption Price” shall mean the price per Warrant at which any Warrants are redeemed pursuant to Section 6.1 and (b) “Reference Value” shall mean the last reported sale price of the Series A Shares for any 20 trading days within the 30 trading-day period commencing at least 30 days after the date hereof and ending on the third trading day prior to the date on which notice of the redemption is given (the “Measurement Period”).

6.3            Exercise After Notice of Redemption. The Warrants may be exercised for cash (or on a “cashless basis” in accordance with Section 3) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 and prior to the Redemption Date. In the event the Company determines to require all holders of Warrants to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1(b), the notice of redemption will contain the information necessary to calculate the number of Series A Shares to be received upon exercise of the Warrants, including the “Fair Market Value” (as such term is defined in subsection 3.3.1(b) hereof) in such case. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

7.              Other Provisions Relating to Rights of Holders of Warrants.

7.1            No Rights as Stockholder. A Warrant does not entitle the registered holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholder in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

7.2            Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3            Reservation of Series A Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Series A Shares that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4            Registration of Series A Shares; Cashless Exercise at Company’s Option.

7.4.1            Registration of Series A Shares. The Company agrees that as soon as practicable, but in no event later than 20 Business Days after the date hereof, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the Registration Statement, or a new registration statement, registering, under the Securities Act, the issuance of the Series A Shares issuable upon exercise of the Warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such post-effective amendment or registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Warrants in accordance with the provisions of this Agreement. If any such post-effective amendment or registration statement has not been declared effective by the 60th Business Day following the date hereof, holders of the Public Warrants shall have the right, during the period beginning on the 61st Business Day after the date hereof and ending upon such post-effective amendment or registration statement being declared effective by the SEC, and during any other period when the Company shall fail to have maintained an effective registration statement covering the Series A Shares issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) or another exemption) for that number of Series A Shares equal to the quotient obtained by dividing (x) the product of the number of Series A Shares underlying the Warrants, multiplied by the excess of the “Fair Market Value” (as defined below) over the Warrant Price by (y) the Fair Market Value. Solely for purposes of this subsection 7.4.1, “Fair Market Value” shall mean the average last reported sale price of the Series A Shares as reported during the ten trading day period ending on the third trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of “cashless exercise” is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Public Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a “cashless basis” in accordance with this subsection 7.4.1 is not required to be registered under the Securities Act and (ii) the Series A Shares issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act (or any successor rule)) of the Company and, accordingly, shall not be required to bear a restrictive legend. Except as provided in subsection 7.4.2, for the avoidance of doubt, unless and until all of the Warrants have been exercised or have expired, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this subsection 7.4.1.

7.4.2            Cashless Exercise at Company’s Option. If the Series A Shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor rule), the Company may, at its option, require holders of Warrants who exercise their Warrants to exercise such Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) as described in subsection 7.4.1 and (i) in the event the Company so elects, the Company shall not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Series A Shares issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary, or (ii) if the Company does not so file or maintain such registration statement, the Company agrees to use its commercially reasonable efforts to register or qualify for sale the Series A Shares issuable upon exercise of the Public Warrants under the applicable blue sky laws of the state of residence of the exercising Public Warrant holder to the extent an exemption is not available.

8.              Concerning the Warrant Agent and Other Matters.

8.1            Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Series A Shares upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such Series A Shares.

8.2           Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1            Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving 60 days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation or other entity organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations. The Company shall be entitled to terminate this Agreement and appoint a successor Warrant Agent upon written notice to the Warrant Agent, in the event that the Warrant Agent has committed any act of gross negligence, fraud or willful misconduct.

8.2.2            Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Series A Shares not later than the effective date of any such appointment.

8.2.3            Merger or Consolidation of Warrant Agent. Any entity into which the Warrant Agent may be merged or with which it may be consolidated or any entity resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3           Fees and Expenses of Warrant Agent.

8.3.1            Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and will, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2            Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4           Liability of Warrant Agent.

8.4.1            Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, President, Chief Financial Officer or other principal officer of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2            Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct, fraud or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, out-of-pocket costs and reasonable outside counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of the Warrant Agent’s gross negligence, willful misconduct, fraud or bad faith.

8.4.3            Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Series A Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Series A Shares will when issued be valid and fully paid and nonassessable.

8.5            Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of Series A Shares through the exercise of Warrants.

8.6           [Reserved].

9.              Miscellaneous Provisions.

9.1            Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2            Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand, overnight delivery or electronic mail or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Factorial Energy Inc.

805 Middlesex Turnpike

Billerica, MA 01821

Attention: Siyu Huang, Chief Executive Officer

Email: sh1@factorialenergy.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attention: Compliance Department

with a copy in each case to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Jocelyn M. Arel and Jeffrey A. Letalien
Email: jarel@goodwinlaw.com and jletalien@goodwinlaw.com

and

Cantor Fitzgerald & Co.

110 East 59th Street

New York, New York 10022

Attention: General Counsel

9.3            Applicable Law and Venue. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement, including under the Securities Act, shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 9.3. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

9.4            Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person, corporation or other entity, other than the parties hereto and the registered holders of the Warrants, any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the registered holders of the Warrants.

9.5            Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

9.6            Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7            Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8            Amendments. This Agreement may be amended by the parties hereto without the consent of any registered holder (i) for the purpose of (x) curing any ambiguity or to correct any defective provision or mistake, including to conform the provisions hereof to the description of the terms of the Warrants and this Agreement set forth in the Registration Statement, (y) adjusting the definition of “Ordinary Cash Dividend” as contemplated by and in accordance with the second sentence of Section 4.3 or (z) adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the registered holders under this Agreement, and (ii) to provide for the delivery of an Alternative Issuance pursuant to Section 4.6. All other modifications or amendments, including any modification or amendment to increase the Warrant Price or shorten the Exercise Period, shall require the vote or written consent of the registered holders of 50% of the then-outstanding Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants or any provision of this Agreement with respect to the Private Placement Warrants (including, for the avoidance of doubt, the forfeiture or cancellation of any Private Placement Warrants), 50% of the then-outstanding Private Placement Warrants (including the vote in favor or written consent of the Representative). Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the registered holders.

9.9            Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

FACTORIAL ENERGY INC.

By:	/s/ Siyu Huang
Name:	Siyu Huang
Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, AS WARRANT AGENT

By:	/s/ Stacy Aqui
Name:	Stacy Aqui
Title:	Vice President

[Signature Page to Amended and Restated Warrant Agreement]

EXHIBIT A

FORM OF WARRANT CERTIFICATE

[FACE]

Number	Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO
THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR
IN THE WARRANT AGREEMENT DESCRIBED BELOW

FACTORIAL ENERGY INC.

Incorporated Under the Laws of the Cayman Islands

CUSIP 30347G 111

Warrant Certificate

This Warrant Certificate certifies that  [__], or registered assigns, is the registered holder of [__] warrant(s) (the “Warrants” and each, a “Warrant”) to purchase shares of Class A common stock, par value $0.00001 per share (“Series A Shares”), of Factorial Energy Inc., a Delaware corporation (the “Company”). Each whole Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and nonassessable Series A Shares as set forth below, at the exercise price (the “Warrant Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable Series A Share. Fractional shares shall not be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in a Series A Share, the Company shall, upon exercise, round down to the nearest whole number the number of Series A Shares to be issued to the Warrant holder. The number of Series A Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

The initial Warrant Price per one Series A Share for any Warrant is equal to $11.50 per share. The Warrant Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void. The Warrants may be redeemed, subject to certain conditions, as set forth in the Warrant Agreement. In addition, and notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, to the extent that the holder of a Warrant has delivered a notice contemplated by subsection 3.3.5 of the Warrant Agreement, neither the Company nor the Warrant Agent shall issue to the holder, and the holder may not acquire, any right it might have to acquire, a number of Series A Shares upon exercise of any Warrant to the extent that, upon such exercise, the number of Series A Shares then beneficially owned by the holder would exceed the Maximum Percentage of Series A Shares outstanding immediately after giving effect to such exercise as determined in accordance with subsection 3.3.5 of the Warrant Agreement.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Amended and Restated Warrant Agreement. This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

FACTORIAL ENERGY INC.

By:
Name:	Siyu Huang
Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, AS WARRANT AGENT

By:
Name:
Title:

[Form of Warrant Certificate]

[REVERSE]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive Series A Shares and are issued or to be issued pursuant to the Amended and Restated Warrant Agreement dated as of June 4, 2026 (the “Warrant Agreement”), entered into by and between the Company and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the registered holders or registered holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of Election to Purchase set forth hereon properly completed and executed, together with payment of the Warrant Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the issuance of the Series A Shares to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Series A Shares is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of Series A Shares issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a Series A Share, the Company shall, upon exercise, round down to the nearest whole number of Series A Shares to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the registered holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the registered holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive                Series A Shares and herewith tenders payment for such Series A Shares to the order of Factorial Energy Inc., a Delaware corporation (the “Company”) in the amount of $                in accordance with the terms hereof. The undersigned requests that a certificate for such Series A Shares be registered in the name of                , whose address is                 and that such Series A Shares be delivered to              , whose address is                   .. If said                 number of Series A Shares is less than all of the Series A Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Series A Shares be registered in the name of              , whose address is              and that such Warrant Certificate be delivered to             , whose address is                  ..

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6.1 of the Warrant Agreement and the Company has required “cashless” exercise pursuant to Section 6.3 and subsection 3.3.1(c) of the Warrant Agreement, the number of Series A Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of Series A Shares that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise, (i) the number of Series A Shares that this Warrant is exercisable for will be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Series A Shares. If said number of shares is less than all of the Series A Shares purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Series A Shares be registered in the name of                   , whose address is                   and that such Warrant Certificate be delivered to                  , whose address is                   ..

[To be included in any Election to Purchase of a holder who has provided the notice set forth in subsection 3.3.5 of the Warrant Agreement.

By signing this Election to Purchase, the undersigned hereby certifies that, upon giving effect to such exercise, the undersigned (together with such person’s affiliates) or any “group” of which the undersigned or its affiliates is a member, would not beneficially own in excess of the Maximum Percentage of the Series A Shares outstanding immediately after giving effect to such exercise as determined in accordance with subsection 3.3.5 of the Warrant Agreement.]

[Signature Page Follows]

Date: , 20

(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (OR ANY SUCCESSOR RULE)).

EXHIBIT B

LEGEND FOR PRIVATE PLACEMENT WARRANTS

SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE AMENDED AND RESTATED WARRANT AGREEMENT BY AND BETWEEN FACTORIAL ENERGY INC., A DELAWARE CORPORATION (FORMERLY KNOWN AS CARTESIAN GROWTH CORPORATION III), AND CONTINENTAL STOCK TRANSFER & TRUST COMPANY, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED PRIOR TO JULY 4, 2026 EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 2 OF THE AMENDED AND RESTATED WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.